Exhibit (a)(1)(D)

LETTER TO CLIENTS

FLIR SYSTEMS, INC.

Offer to Exchange Any and All 3% Senior Convertible Notes Due 2023,

CUSIP Nos. 302445 AA 9 and 302445 AB 7,

for cash and shares of Common Stock (including the accompanying preferred stock purchase rights) of FLIR Systems, Inc.

CUSIP No. 302445 101

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 9, 2009 UNLESS THE OFFER IS EXTENDED BY FLIR SYSTEMS, INC. (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

To Our Clients:

We are enclosing herewith the documents listed below relating to the offer (the “offer”) by FLIR Systems, Inc., an Oregon corporation (“FLIR”), to exchange any and all of its 3% Senior Convertible Notes Due 2023 (the “Notes”) for cash and shares of its common stock, par value $0.01 per share (the “Common Stock”) (and accompanying preferred stock purchase rights) upon the terms and subject to the conditions set forth in the offer to exchange, dated February 5, 2009 (the “Offer to Exchange”), and in the accompanying letter of transmittal (the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offer to Exchange.

Holders who validly tender Notes that are not validly withdrawn and are accepted for exchange by FLIR pursuant to the offer will receive $20.00 in cash and 90.1224 shares of Common Stock per $1,000 principal amount of Notes. No accrued interest will be paid in respect of any Notes accepted for exchange by FLIR pursuant to the offer.

As of the date of the Offer to Exchange, the conversion rate for the Notes is 90.1224 shares of our Common Stock per $1,000 principal amount, which is equivalent to a conversion price of $11.10 per share of Common Stock. A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by FLIR on the Expiration Date would receive the same number of shares of Common Stock as such holder would receive upon conversion of the Notes at the current conversion rate, plus a cash payment of $20.00 per $1,000 principal amount of Notes.

The offer is subject to certain conditions. See the section of the Offer to Exchange entitled “Description of the Offer—Conditions to the Offer.”

We are the holder of your Notes held through our account with The Depository Trust Company (“DTC”). A tender of Notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Notes held by us through our DTC account pursuant to the terms and conditions set forth in the Offer to Exchange and the Letter of Transmittal.

We urge you to read the Offer to Exchange, including the documents incorporated by reference therein, and the Letter of Transmittal carefully before instructing us to tender your Notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT

YOUR REPRESENTATIVE WITH INSTRUCTIONS TO PERMIT US TO TENDER YOUR NOTES

PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

To the Participant of The Depository Trust Company:

The undersigned hereby acknowledges receipt of the Offer to Exchange, dated February 5, 2009 (the “Offer to Exchange”), of FLIR Systems, Inc., an Oregon corporation (“FLIR”), and the Letter of Transmittal, which together set forth the terms and conditions of the offer by FLIR to exchange any and all of its 3% Senior Convertible Notes Due 2023 (the “Notes”) for cash and shares of its common stock, par value $0.01 per share (the “Common Stock”) (and accompanying preferred stock purchase rights). Holders who validly tender Notes pursuant to the offer will receive $20.00 in cash and 90.1224 shares of Common Stock per $1,000 principal amount of Notes.

This will instruct you as to the action to be taken by you, for the account of the undersigned, relating to the offer.

The principal amount of Notes held by you through your account with The Depository Trust Company (“DTC”) for the account of the undersigned is (fill in amount):                  principal amount of Notes.

With respect to the offer, the undersigned hereby instructs you (check appropriate box):

☐	To tender the following principal amount of Notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Exchange and the Letter of Transmittal (insert principal amount of Notes to be tendered, if any): principal amount of Notes.*

The principal amount of Notes beneficially owned by the undersigned that are held by Participants other than you, which the undersigned is tendering for exchange (insert principal amount of Notes):                  principal amount of Notes.

☐	Not to tender any Notes held by you for the account of the undersigned.

*	Unless otherwise indicated, the entire principal amount of Notes indicated above as held by the Participant for the account of the undersigned will be tendered.

SIGN HERE

Name(s) of beneficial owner(s):

Signature(s):

Name(s):

(Please Print)

Address(es):

Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

Date:

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